UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2020

LANDEC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-27446	94-3025618
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

5201 Great America Parkway, Suite 232 Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)
(650) 306-1650
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	LNDC	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Executive Change in Control Severance Plan

On July 23, 2020, the Board of Directors of Landec Corporation (the “Company”) adopted the Landec Corporation Executive Change in Control Severance Plan (the “Severance Plan”). The Severance Plan provides for the payment of cash severance and other benefits to our executives, including James Hall (President of Lifecore and Vice President of the Company) and Brian McLaughlin (Chief Financial Officer), in the event of a qualifying termination of employment with us in connection with a change in control.

Under the Severance Plan, in the event of a termination of an executive’s employment by us without “cause” or by the executive for “good reason”, in either case, on or within two years following a “change in control”, the executive will be eligible to receive the following payments and benefits:

•a cash payment equal to the sum of (i) the executive’s then-current annual base salary, plus (ii) the executive’s target cash performance bonus for the year in which the termination occurs, to be paid in a lump sum within 60 days following the executive’s termination;
•a cash payment equal to the executive’s pro-rated target cash performance bonus for the year in which the termination occurs;
•Company-subsidized COBRA premium payments for the executive and his or her covered dependents for up to 12 months; and
•full accelerated vesting of all outstanding Company equity awards, with performance-based awards vesting at target performance values (unless otherwise specified in the applicable award agreement).

The executive’s right to receive the severance payments and benefits described above is subject to the executive’s delivery and, as applicable, non-revocation of a general release of claims in our favor and the executive’s continued compliance with any applicable restrictive covenants.

In addition, in the event that any payment under the Severance Plan, together with any other amounts paid to the executive by us, would subject the executive to an excise tax under Section 4999 of the Internal Revenue Code, such payments will be reduced to the extent that such reduction would produce a better net after-tax result for the executive.

Amended and Restated Employment Agreement

In addition, on July 23, 2020, the Board approved entering into an amended and restated employment agreement with Albert Bolles, the Company’s President and Chief Executive Officer. The amended employment agreement supersedes and replaces Dr. Bolles’ prior employment agreement and revises the prior agreement in the following material respects.

The term of the amended employment agreement begins on July 23, 2020 and ends on July 23, 2023, at which point the agreement will expire unless renewed or extended by the written consent of both parties.

Under the amended employment agreement, in the event that Dr. Bolles’ employment is terminated by us without “cause” or by Dr. Bolles for “good reason”, in either case, on or within two years following a

“change in control”, subject to the execution and non-revocation of a general release of claims in favor of the Company, Dr. Bolles will be eligible to receive the following payments and benefits:

•a cash payment equal to the sum of (i) Dr. Bolles’ then-current annual base salary, plus (ii) his target cash performance bonus for the year in which the termination occurs, to be paid in substantially equal installments over the 18-month period following the termination date;
•a cash payment equal to Dr. Bolles’ pro-rated target cash performance bonus for the year in which the termination occurs;
•Company-subsidized COBRA premium payments for Dr. Bolles and his covered dependents for up to the maximum period permitted under COBRA; and
•full accelerated vesting of all outstanding Company equity awards, with performance-based awards vesting at target performance values (unless otherwise specified in the applicable award agreement).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2020

LANDEC CORPORATION

By:  /s/ Brian McLaughlin
Brian McLaughlin
Chief Financial Officer and
Vice President of Finance and Administration